UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 25, 2016

Manhattan Bridge Capital, Inc.

MBC Funding II Corp.

(Exact Name of Registrant as Specified in Charter)

New York (Manhattan Bridge Capital, Inc.) New York (MBC Funding II Corp.)	000-25991 001-37726	11-3474831 81-0758358
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Cutter Mill Road, Great Neck, NY	11021
(Address of Principal Executive Offices)	(Zip Code)

(516) 444-3400
(Registrant’s telephone number, including area code)

Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

This Current Report on Form 8-K is filed jointly by Manhattan Bridge Capital, Inc. (“MBC”) and its wholly-owned subsidiary MBC Funding II Corp. (“Funding”), in connection with the items set forth below.

Item 1.01: Entry into a Material Definitive Agreement.

On April 25, 2016, in a firm commitment underwritten public offering, Funding sold $6,000,000 aggregate principal amount of its 6.00% Senior Secured Notes due April 22, 2026 (the “Notes”). The offering was made pursuant to a registration statement under the Securities Act of 1933, as amended, which became effective on April 15, 2016. The Notes are secured by a first priority lien on all of Funding’s assets, including, primarily, mortgage notes, mortgages and other transaction documents entered into in connection with first mortgage loans originated and funded by MBC, which Funding acquired from MBC pursuant to an asset purchase agreement. Mortgages with an outstanding principal balance of $5,530,000 were purchased with the net proceeds from the sale of the Notes and the balance was acquired as a contribution by MBC to the capital of Funding. The total outstanding principal amount of the mortgage loans held by Funding is approximately $7.2 million and Funding is required to maintain a debt coverage ratio (assets: to principal amount of Notes outstanding) of 1.2:1.0 until the Notes are paid in full. In addition, MBC has guaranteed Funding’s obligations under the Notes and has secured that guaranty with a pledge of all the outstanding shares of Funding.

In connection with the issuance and sale of the Notes, MBC and Funding, in their capacities as Guarantor and Issuer, respectively, entered into an Indenture with Worldwide Stock Transfer, LLC, who will act in the capacity of Indenture Trustee. The material terms of the Indenture are as follows:

Issue Price:	$1,000.00 per Note.
Maturity Date:	April 22, 2026 unless redeemed earlier in accordance with the terms of the Indenture.
Interest:	Interest on the Notes will accrue at the rate of 6% per annum commencing on May 16, 2016 and will be payable monthly, in arrears, in cash, on the 15th day of each calendar month, commencing June 2016.
Guaranty:	Funding’s obligations under the Notes are guaranteed by MBC.
Rank:	The Notes are senior secured obligations of Funding.
Security:

The Notes are secured by all of the assets of Funding, which consist primarily of a pool of mortgage loans, each of which is secured by first priority liens on real estate, and cash. The aggregate principal amount of the mortgage loans owned by Funding plus its cash on hand must always equal at least 120% of the outstanding principal amount of the Notes.

Right of Redemption:

Funding may redeem the Notes, in whole or in part, at any time after April 22, 2019 upon at least 30 days prior written notice to the Noteholders. The redemption price will be equal to the outstanding principal amount of the Notes redeemed plus the accrued but unpaid interest thereon up to, but not including, the date of redemption, without penalty or premium; provided that (i) if the Notes are redeemed on or after April 22, 2019 but prior to April 22, 2020, the redemption price will be 103% of the principal amount of the Notes redeemed and (ii) if the Notes are redeemed on or after April 22, 2020 but prior to April 22, 2021, the redemption price will be 101.5% of the principal amount of the Notes redeemed plus, in either case, the accrued but unpaid interest on the Notes redeemed up to, but not including, the date of redemption.

Noteholders’ Right of Redemption:

Each Noteholder has the right to cause Funding to redeem his, her, or its Notes on April 22, 2021. The redemption price will be equal to the outstanding principal amount of the Notes redeemed plus the accrued but unpaid interest up to, but not including, the date of redemption, without penalty or premium. In order to exercise this right, the Noteholder must notify Funding, in writing, no earlier than November 22, 2020 and no later than January 22, 2021. All Notes that are subject to a properly and timely notice will be redeemed on April 22, 2021. Any Noteholder who fails to make a proper and timely election will be deemed to have waived his, her or its right to have his, her or its Notes redeemed prior to the maturity date.

Obligation to Redeem:

Funding is obligated to offer to redeem the Notes if there occurs a “change of control” with respect to MBC, Funding or a subsidiary of Funding or if there occurs a sale by MBC, Funding or a subsidiary of Funding or MBC of any of either company’s respective assets unless, in connection with an asset sale, the consideration paid for the assets is not less than their fair market value and, to the extent the consideration is paid in cash, the net proceeds are reinvested in the business of the seller. The redemption price in connection with a “change of control” will be 101% of the principal amount of the Notes redeemed plus accrued but unpaid interest thereon up to, but not including, the date of redemption. The redemption price in connection with an asset sale will be the outstanding principal amount of the Notes redeemed plus accrued but unpaid interest thereon up to, but not including, the date of redemption.

Events of Default and Remedies:

•   The failure to pay principal on any Note after it becomes due and payable;

•   the failure to pay interest on any Note or any other fees for a period of 30 days after they become due and payable;

•   a failure to observe or perform certain material covenants, conditions or agreements in the Indenture immediately upon such failure, and a failure to observe or perform certain other material covenants, conditions or agreements in the Indenture but only after notice of failure from the Indenture Trustee or from the holders of 25% in aggregate principal amount of the then outstanding Notes and such failure is not cured within 30 days;

•   any judgment is rendered or filed against MBC or Funding or with respect to any of our respective assets or which could reasonably be expected to have a material adverse effect (as defined in the Indenture);

•   any representation or warranty made by MBC or Funding in the Indenture or any related agreement, document or financial or other statement shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;

•   any default, termination or material breach of the Indenture or any other agreement entered into in connection with this offering, including any agreement creating or granting a lien or other security interest in the Collateral, as well as any guaranty entered into in connection with the Notes or if any guarantor attempts to terminate, challenge the validity of or its liability under the related guaranty agreement or guarantor pledge agreement;

•   certain events of bankruptcy, insolvency or reorganization with respect to MBC or Funding;

•   any transfer of Collateral other than as explicitly permitted under the Indenture;

•   any default under the Indenture;

•  we fail to make a payment on any material indebtedness when due or any default or event of default has occurred under the Webster Credit Agreement or any extension or replacement thereof or successor thereto;

•   the cessation of our business or the business of Funding;

•   the Indenture requires that Funding give immediate notice to the Indenture Trustee upon the occurrence of an event of default, unless it has been cured or waived. The Indenture Trustee may then provide notice to the Noteholders or withhold the notice if the Indenture Trustee determines in good faith that withholding the notice is in your best interest, unless the default is a failure to pay principal or interest on any Note; and

•   if an event of default occurs, the Indenture Trustee, at the written direction of the holders of at least 30% in principal amount of the outstanding Notes, must declare the unpaid principal and all accrued but unpaid interest on the Notes to be immediately due and payable unless Noteholders holding Notes representing a majority of the outstanding principal amount of Notes rescind that direction in writing.

In addition, MBC delivered to the Indenture Trustee a Continuing Guaranty and a Pledge Agreement, pursuant to which it pledged all of its equity interest in Funding to secure its guaranty of Funding’s obligations under the Notes. The Pledge Agreement permits the Indenture Trustee to exercise on behalf of the Indenture Trustee and the Noteholders all rights and remedies as are available to a secured creditor under applicable law, subject to any limitations in the Indenture.

Finally, in order to obtain the necessary consent from Webster Business Credit Corporation (“Webster”), which holds a first priority lien on all of MBC’s assets, (i) Funding guaranteed all of MBC’s obligations to Webster, (ii) Webster and MBC executed and delived an amendment to the Credit Agreement that governs MBC’s $14 million line of credit with Webster (the “Webster Credti Line”) to make certain modifications to the Credit Agreement necessary to consummate the sale of the Notes and (iii) Webster and the Indenture Trustee, in its capacity as Indenture Trustee under the Indenture, entered into an Intercreditor Agreement, which among other things, prohibits each of them from exercising their rights under their respective guaranties until the other creditor’s obligations have been paid in full; provided, however, the Indenture Trustee is not precluded from exercising its right under the Pledge Agreement upon an event of default by Funding even if the Webster Credit Line is still outstanding.

The foregoing description of the various agreements executed and delivered in connection with the issuance and sale of the Notes does not purport to be complete and is qualified in their entirety by reference to the full text of such agreements filed as Exhibits 10.1 through 10.7 to this Current Report on Form 8-K.

Item 8.01: Other Events.

On April 25, 2016, MBC and Funding issued a press release announcing the issuance and sale of the Notes, which press release is Exhibit 99.1, hereto.

Item 9.01: Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Indenture, dated as of April 25, 2016, among Manhattan Bridge Capital, Inc., MBC Funding II Corp and Worldwide Stock Transfer, LLC.

10.2	Asset Purchase agreement, dated as of April 25, 2016, between Manhattan Brdige Capital, Inc. and MBC Funding II Corp.

10.3	Continuing Guaranty of Manhattan Bridge Capital Inc. dated April 25, 2016.

10.4	Pledge Agreement, dated as of April 25, 2016, between Manhattan Bridge Capital and Worldwide Stock Transfer, LLC.

10.5	Amendment No. 2 to Credit Agreement, dated April 25, 2016, among Manhattan Bridge Capital, Inc., DAG Funding Solutions Inc. and Webster Business Credit Corporation.

10.6	Guaranty dated April 25, 2016 of MBC Funding II Corp.

10.7	Intercreditor Agreement, dated as of April 25, 2016, between Webster Business Credit Corp and Worldwide Stock Transfer, LLC

99.1	Press Release, dated April 25, 2016.

* * * * * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MANHATTAN BRIDGE CAPITAL, INC.

Dated: April 27, 2016	By: /s/ Assaf Ran
Name: Assaf Ran
Title: President and Chief Executive Officer

MBC FUNDING II CORP.

Dated: April 27, 2016	By: /s/ Assaf Ran
Name: Assaf Ran
Title: President and Chief Executive Officer